Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of Globus Maritime Limited for the registration of 1,328,828 of its common shares, including the preferred stock purchase rights, offered for resale by the Selling Shareholder, and to the incorporation by reference therein of our report dated March 16, 2026, with respect to the consolidated financial statements of Globus Maritime Limited included in its Annual Report (Form 20-F) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

October 2, 2026